EXHIBIT 10.6
EMPLOYMENT AGREEMENT
     This EMPLOYMENT AGREEMENT (“Agreement”), is made and entered into as of January 16, 2004, by and between Harold J. Rouster (“Rouster”) and Metal Management, Inc., a Delaware corporation (“MTLM”).
     NOW, THEREFORE, in consideration of the premises, promises, mutual covenants and mutual agreements contained herein, Rouster and MTLM hereby agree as follows:
     1. Employment.
     (a) On the terms and subject to the conditions set forth in this Agreement, MTLM agrees to employ Rouster as an employee of the following MTLM subsidiaries (the “Subsidiaries”) in the following positions: President of Metal Management Midwest, Inc., an Illinois corporation; President of Metal Management Memphis, LLC, a Tennessee limited liability company; and President of Metal Management Ohio, Inc., an Ohio corporation. Rouster shall perform such duties and responsibilities as are consistent with such positions and such other positions as may be assigned to Rouster, from time to time, by MTLM. For as long as Rouster is so employed, he shall devote his full business time, energy and ability to his duties, except for incidental attention to the management of his personal affairs; provided, however, that Rouster shall be permitted to complete promptly after the date of this Agreement (but in no event more than 30 days after the date of this Agreement) incidental matters required in the termination of Rouster’s prior employment.
     (b) Employee’s duties under this Agreement shall be performed for the Subsidiaries principally in the Chicago, Illinois area, with periodic trips to MTLM’s operations and customers and corporate meetings outside of the Chicago area, as may be required.
     2. Term. The term of Rouster’s employment with the Subsidiaries under this Agreement shall commence as of January 16, 2004 (the “Commencement Date”) and shall continue through, and end as of the close of business on March 31, 2008 (the “Employment Period”); provided, however, that on March 31, 2008 and each anniversary thereof, the Employment Period shall be automatically extended for successive one-year periods unless either MTLM or Rouster, as the case may be, notifies the other not less than 60 days prior to the end of the then current Employment Period of its or his desire not to extend the Employment Period; provided further that the Employment Period may terminate sooner upon the occurrence of certain events as described in Sections 5, 6, 7, 8 and 10 of this Agreement. The date on which Rouster’s employment is terminated shall be referred to herein as the “Termination Date” and such date shall also be the date upon which this Agreement terminates except as to those terms of this Agreement that extend beyond the term of this Agreement as provided herein.
     3. Compensation.
     (a) Base Compensation. The base compensation to be paid to Rouster for his services under this Agreement shall be not less than $350,000 per year, subject to applicable withholdings, payable in equal periodic installments in accordance with the usual payroll practices of MTLM or the Subsidiaries, but no less frequently than monthly, commencing on the Commencement Date. Rouster’s base compensation shall be subject to annual review for cost of living and merit factors, with any adjustments approved by the compensation committee of the Board of MTLM (the “Compensation Committee”). The foregoing is hereafter referred to as Rouster’s “Base Compensation.”
     (b) Bonuses. During the Employment Period, Rouster shall also be eligible to receive the following:
     (i) Signing Bonus. MTLM shall, subject to applicable withholdings, pay Rouster $250,000 as a signing bonus, such amount to be payable no later than March 16, 2004, in accordance with the usual payroll practices of MTLM.
     (ii) Annual Bonus. For the period ending March 31, 2004, and for each subsequent twelve-month period during the Employment Period ending March 31, Rouster shall be eligible to receive an annual bonus in accordance with the terms of MTLM’s annual bonus program as then in effect for MTLM’s senior executives or senior executives of the Subsidiaries; provided, however, the Compensation Committee may direct MTLM to pay Rouster an annual bonus that exceeds the annual bonus otherwise payable under such program. Each annual bonus described in this Section 3(b)(ii) shall be paid at the time called for under MTLM’s annual bonus program for senior executives.
     (c) Options. Upon execution and delivery of this Agreement by MTLM and Rouster, Rouster shall be granted the following incentive stock options (“ISOs”) and non-incentive stock options (“non-ISOs” and, collectively with ISOs, “Options”) to purchase             shares of MTLM Stock pursuant to the terms of the Metal Management, Inc. 2002 Incentive Stock Plan (the “Plan”): (i) 2,541 shares of MTLM Stock at an exercise price per share equal to the Fair Market Value, as defined in the Plan, on the date that the Compensation Committee approves the grant (such price, the “Grant Date Exercise Share Price”), all such stock options to be ISOs; (ii) 22,459 shares of MTLM Stock at an exercise price per share equal to the Grant Date Exercise Share Price, all such stock options to be non-ISOs; (iii) 25,000 shares of MTLM Stock at an exercise price per share of $52.50, all such stock options to be non-ISOs; and (iv) 25,000 shares of MTLM Stock at an exercise price per share of $70.00, all such stock options to be non-ISOs. Rouster’s interest in one-third (1/3) of each grant of ISOs and non-ISOs set forth in clauses (i), (ii), (iii), and (iv) of this Section 3(c) shall vest on March 31, 2005, provided Rouster is still employed by the Subsidiaries on such date, and his interest in an additional one-third (1/3) of each such ISOs and non-ISOs set forth in clauses (i), (ii), (iii), and (iv) of this Section 3(c) shall vest on each of the next two subsequent anniversaries of such date provided Rouster is still employed by MTLM on such anniversary date. All the terms and conditions to such grants shall be set forth for Rouster in certificates in accordance with the terms of the Plan. Except as otherwise set forth in this Section 3(c), all or part of the ISOs and non-ISOs that have vested by operation of this Agreement or otherwise shall be exercisable, at the election of Rouster, at any time on or after the date hereof and on or prior to the tenth anniversary of the date the Options are granted; provided, however, that if the Employment Period terminates for any reason (other than retirement at or after the age of 65, termination of the Employment Period under Section 5 of this Agreement, or termination for Cause (as defined below)), Rouster shall have three months after the date of such termination in which to exercise such Options (but in no event shall the Options be exercisable after the tenth anniversary of the date the Options are granted). In the case of retirement at or after the age of 65, Rouster shall have (i) one year after the date of such retirement in which to exercise any non-ISOs and (ii) three months after the date of such retirement in which to exercise any ISOs, but in no event shall the non-ISOs or the ISOs be exercisable after the tenth anniversary of the date the Options are granted. In the case of termination of the Employment Period under Section 5 of this Agreement, Rouster (or his estate) shall have (i) two years after the date of such termination in which to exercise any non-ISOs, and (ii) one year after the date of such termination in which to exercise any ISOs, but in no event shall the non-ISOs or the ISOs be exercisable after the tenth anniversary of the date the Options are granted. If Rouster is terminated for Cause (as defined below), the Options will expire immediately and automatically at the time of such termination.
     (d) Restricted Stock. Upon execution and delivery of the this Agreement by MTLM and Rouster, Rouster shall be granted 9,318 shares of restricted common stock, $0.01 par value per share (the “MTLM Restricted Stock”) pursuant to the terms of the Plan. Except as otherwise provided in Section 8(b) of this Agreement, elsewhere in this Agreement, or the Plan, Rouster’s interest in one-third (1/3) of such shares of common stock shall become non-forfeitable on March 31, 2005, provided Rouster is still employed by the Subsidiaries on such date, and his interest in an additional one-third (1/3) of such shares shall become non-forfeitable on each of the next two subsequent anniversaries of such date provided Rouster is still employed by the Subsidiaries on such anniversary date. All the terms and conditions to such grant shall be set forth for Rouster in a certificate in accordance with the terms of the Plan.
     (e) Relocation Expenses. Rouster’s normal and reasonable moving and transportation expenses to Chicago, Illinois will be paid by MTLM. Moving expenses cover the transportation of normal household articles from Rouster’s residence in Buffalo, New York, but do not cover shipping automobiles. Additionally, MTLM will reimburse reasonable expenses for termination of Rouster’s residential lease in Buffalo, New York, temporary storage of personal and household belongings, and up to three house hunting trips for Rouster’s spouse. Rouster will also receive a one-time tax gross-up of all moving expenses reimbursed by MTLM that are taxed under federal or state tax laws.
     4. Fringe Benefits. MTLM shall furnish Rouster with accident, health and life insurance and reimbursement of all documented reasonable and necessary out-of-pocket expenses incurred by Rouster on behalf of MTLM by reason of the performance of Rouster’s duties and responsibilities hereunder. Further, MTLM shall furnish Rouster with all of the additional fringe benefits made generally available by MTLM to its executive officers and employees or those of its Subsidiaries recognizing that such fringe benefits may be changed from time to time provided Rouster shall be deemed immediately eligible for any such fringe benefits to the extent permissible under the terms of applicable law and the terms of the underlying plans, programs and policies. Rouster shall be entitled to take four weeks of paid vacation per calendar year, and shall be paid on all national and state holidays, during the Employment Period. Vacation allowances shall not be cumulative from year to year; unused vacation at the end of a calendar year shall expire. MTLM shall include Rouster as a covered person under MTLM’s and/or the Subsidiaries’ directors and officers’ insurance policies. MTLM shall furnish Rouster with appropriate office space, equipment, supplies, and such other facilities and personnel as necessary or appropriate (de minimis use thereof by Rouster for personal reasons shall not be deemed a breach of this Agreement). MTLM shall pay Rouster’s dues in such societies or organizations as MTLM deems appropriate, and shall pay on behalf of Rouster (or reimburse Rouster for) documented reasonable out-of-pocket expenses incurred by Rouster in attending conventions, seminars, trade shows and other business meetings and business entertainment and promotional expenses. MTLM shall pay Rouster an automobile allowance of $1,000.00 per month, subject to applicable withholdings.
     5. Severance Benefits in the Case of Termination by Death or Permanent Disability. If, during the Employment Period, Rouster dies (as confirmed by a certificate of death) or Rouster is permanently disabled such that, in the opinion of a physician selected by MTLM and Rouster, Rouster is rendered incapable of performing the services contemplated under this Agreement for a period of 12 consecutive months by reason of illness, accident, or other physical or mental disability (“Permanent Disability”), this Agreement shall be deemed to be terminated as of the date of such death or of the determination of Permanent Disability. Notwithstanding the foregoing, Rouster or his estate shall be entitled to the severance and related listed benefits as set forth in Section 8(b) of this Agreement (collectively, the “Severance Benefits”). Additionally, during the period prior to a determination of Permanent Disability in which Roster is incapable of performing the services contemplated under this Agreement, Rouster shall continue to receive the Base Compensation he was receiving at the time as provided in Section 3 of this Agreement paid on a pro rata basis to the date of any determination of Permanent Disability.
     6. Severance Benefits in the Case of Termination By MTLM Without Cause or By Rouster for Good Reason. In the event MTLM terminates Rouster’s employment with the Subsidiaries without Cause as defined in Section 7(b) of this Agreement, including as a result of a Change of Control as defined in Section 10(a), or if Rouster terminates his employment with the Subsidiaries for Good Reason as defined in Section 8(a)(ii), all of Rouster’s benefits under this Agreement shall cease immediately to the extent allowed by applicable federal and state law upon the date of such termination, provided that Rouster shall receive the Severance Benefits set forth in Section 8(b) of this Agreement.
     7. No Severance Benefits in the Case of Termination By MTLM for Cause, By Rouster Without Good Reason, or By Employee Due to Change in Control and in Accordance with Section 9(b) of this Agreement.
     (a) No Severance Benefits. In the event: (i) MTLM terminates Rouster’s employment with the Subsidiaries for Cause as defined in Section 7(b) below; (ii) Rouster voluntarily terminates his employment with the Subsidiaries without Good Reason as defined in Section 8(a)(ii); or (iii) Rouster terminates his employment with the Subsidiaries due to a Change in Control in accordance with Section 9(b) of this

Agreement; unless otherwise provided herein, all Rouster’s compensation and benefits under this Agreement shall cease immediately to the extent allowed by applicable federal and state law upon the date of such termination, provided that Rouster shall receive the Base Compensation he was then receiving as provided in Section 3 of this Agreement paid on a pro rata basis to the date of such termination except that in the case of a termination as described above in Section 7(a)(iii) such compensation pursuant to Section 3 of this Agreement shall be paid for the period of time so provided in Section 10(b) of this Agreement.
     (b) Termination for Cause. Any of the following events shall be considered as “Cause” for the immediate termination of the Employment Period by MTLM:
     (i) final and non-appealable conviction of Rouster for a felony or a nolo contendere plea with respect to a felony; or
     (ii) final and non-appealable conviction of Rouster for (a) misappropriation by Rouster of funds or property of MTLM or any Affiliated Entity as defined below or (b) the commission of other acts of dishonesty relating to his employment; or
     (iii) (a) willful breach of this Agreement which is not cured by Rouster within three days following receipt by Rouster of written notice of such breach from MTLM or (b) material neglect by Rouster of any of his material duties or responsibilities hereunder which is not cured by Rouster within 10 days following receipt by Rouster of written notice of the acts that MTLM assert constitute such neglect by Rouster, provided, however, that any such willful breach which is not curable shall be considered Cause for the immediate termination of the Employment Period by MTLM; or
     (iv) conduct on the part of Rouster that is materially adverse to any known interest of MTLM or any Affiliated Entity as defined below that continues unabated, or uncured to the reasonable satisfaction of MTLM, after the expiration of 10 days following receipt of written notice by Rouster from MTLM.
Notwithstanding the foregoing, Rouster shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to him a written termination notice signed by the Chief Executive Officer of MTLM, Chairman of the Board, or another member of the Board duly authorized to deliver such notice.
     8. Acceleration of Payments.
     (a) For this Agreement, the following terms shall have the following meanings:
     (i) “Affiliated Entity” means, with respect to MTLM, any other entity or entities, including but not limited to the Subsidiaries, directly or indirectly controlling, controlled by, or under common control with MTLM, as well as any joint venture involving MTLM and, for purposes of this definition,

“control” means the power to direct or cause the direction of the management or policies of the controlled entity.
     (ii) “Good Reason” shall mean the occurrence of any of the following events without Rouster’s express written consent: (a) a reduction by MTLM of Rouster’s compensation from any level provided for and attained pursuant to the terms of Section 3 of this Agreement; (b) any material breach by MTLM of any provisions of this Agreement that is not cured by MTLM within 10 days following receipt by MTLM of written notice of such breach from Rouster; (c) an assignment without Rouster’s consent by MTLM that Rouster perform his duties more than 100 miles outside of the Chicago city limits, other than periodic trips to MTLM’s operations and customers and corporate meetings outside of the Chicago area; (d) MTLM’s assignment of Rouster to a position or MTLM’s assignment of responsibilities or duties to Rouster of a materially lesser degree of status, duties and responsibility than the status, duties and responsibilities as of the Commencement Date; (e) an action by the committee appointed by the MTLM Board to administer the Plan that materially reduces the value of the Options awarded in connection with Section 3(c) of this Agreement and has the result of treating Rouster materially differently than other employees and directors who received options, stock appreciation rights or stock grants under the Plan.
     (iii) “Trigger Date” means the date on which a Triggering Event occurs.
     (iv) “Triggering Event” means: (a) a termination of Rouster’s employment with the Subsidiaries under Section 5 of this Agreement; (b) a termination of Rouster’s employment with the Subsidiaries by MTLM without Cause; or (c) a termination of Rouster’s employment with the Subsidiaries by Rouster for Good Reason whether within or without 120 days of a Change of Control.
     (b) Occurrence of Triggering Event. Upon the occurrence of a Triggering Event, Rouster or his estate shall receive from MTLM a lump sum payment equal to the Base Compensation Rouster was then receiving at the time of the Triggering Event as provided under Section 3(a) of this Agreement that otherwise would have been payable to Rouster through March 31, 2008, but for the occurrence of a Triggering Event. Furthermore, any unvested stock options or stock grants or any unvested long term incentive plan compensation, including, but not limited to the Options and the MTLM Restricted Stock shall immediately become vested. Additionally, unless (i) MTLM terminates Rouster’s employment with the Subsidiaries for Cause, (ii) Rouster terminates his employment with the Subsidiaries without Good Reason, or (iii) Rouster’s employment is terminated as a result of Rouster’s death, Rouster shall, at no cost to Rouster, be entitled to continue to participate in the MTLM-provided health and medical insurance programs until March 31, 2008, irrespective of any then pre-existing health conditions of Rouster or his spouse provided, however, that, if this Agreement is terminated as a result of Rouster’s death, Rouster’s then current spouse shall be entitled to continue to participate in the MTLM-provided health and medical insurance programs for one year after Rouster’s death irrespective of any then pre-existing health conditions, unless, in each case, such continued participation is prohibited by any applicable laws or would otherwise jeopardize the tax qualified status of any such programs. If MTLM is prohibited by applicable law or would otherwise jeopardize the tax qualified status of any health or medical insurance plan and as a result MTLM terminates coverage, it shall promptly reimburse Rouster (or Rouster’s spouse as the case may be) for the cost of obtaining comparable third party coverage irrespective of any then preexisting health conditions of Rouster and/or his spouse.
     (c) Time of Payment Following Triggering Event. All accelerated payments of Base Compensation, bonuses, and long term incentive plan compensation due to Rouster pursuant to this Section shall be paid promptly but in any event within 30 days after the Trigger Date.
     (d) No Mitigation Obligation. Rouster shall not be required to mitigate damages or the amount of any Severance Benefits provided to him pursuant to Section 8(b) of this Agreement, or benefits provided to him pursuant to Section 10(b) of this Agreement, by seeking other employment or otherwise, nor shall the amount of any Severance Benefits provided to Rouster under Section 8(b) of this Agreement, or benefits provided to him pursuant to Section 10(b) of this Agreement, be reduced by any compensation earned by Rouster as the result of employment by another employer after the termination of Rouster’s employment or otherwise.
     9. Non-Competition.
     (a) General. Subject to the provisions of Section 9(b) below, in addition to any other obligations of Rouster under any other agreement with MTLM, in order to assure that MTLM shall realize the benefits of this Agreement and in consideration of the employment set forth in this Agreement, Rouster shall not:
     (i) during the period beginning on the date of this Agreement and ending eighteen months after the Termination Date (the “Non-Competition Period”), directly or indirectly, whether through an affiliate or otherwise, alone or as a partner, joint venturer, member, officer, director, employee, consultant, agent, independent contractor, stockholder, or in any other capacity of any company or business, engage in any business activity in competition with MTLM or any subsidiary or affiliate of MTLM (A) prior to the Termination Date, in any activity that is conducted by or actively planned by MTLM management to be conducted by MTLM or any subsidiary or affiliate of MTLM in any state in the United States in which MTLM or any subsidiary or affiliate of MTLM conducts business or is actively planned by MTLM management to conduct business and (B) on and after the Termination Date, in any activity that is, on the Termination Date, conducted by or actively planned by MTLM management to be conducted by MTLM or any subsidiary or affiliate of MTLM in any state of the United States in which, on the Termination Date, MTLM or any subsidiary or affiliate of MTLM conducts business or is actively planned by MTLM management to conduct business; provided, however; that Rouster’s beneficial ownership of less than 5%

of the shares of stock of any corporation having a class of equity securities actively traded on a national securities exchange or over-the-counter market shall not be deemed, in and of itself, to violate the prohibitions of this Section; provided, however, that Rouster shall not be bound by the restrictions set forth in this Section 9(a)(i) if MTLM shall not have cured the failure to make any material payment to Rouster under this Agreement within 30 days following receipt by MTLM of written notice from Rouster of such failure unless such failure to make such payment is due to MTLM’s allegation of a material breach of the terms of this Agreement;
     (ii) during the Non-Competition Period, directly or indirectly (A) induce any person which is a customer of MTLM or any subsidiary or affiliate of MTLM on the Termination Date to patronize any business directly or indirectly in competition with the business conducted by MTLM or any subsidiary or affiliate of MTLM on the Termination Date; (B) canvass, solicit or accept from any person which is a customer of MTLM or any subsidiary or affiliate of MTLM on the Termination Date, any such competitive business, or (C) request or advise any person that is a customer of MTLM or any subsidiary or affiliate of MTLM on the Termination Date to withdraw, curtail or cancel any such customer’s business with MTLM or any subsidiary or affiliate of MTLM;
     (iii) during the Non-Competition Period, directly or indirectly employ, or knowingly permit any company or business directly or indirectly controlled by Rouster, to employ, any person who was employed by MTLM or any then subsidiary or affiliate of MTLM at or within six months prior to the Termination Date, or in any manner seek to induce any such person to leave his or her employment; or
     (iv) directly or indirectly, at any time following the Termination Date, in any way utilize, disclose, copy, reproduce or retain in his possession any of MTLM’s or any subsidiary’s or affiliate’s proprietary rights or records, including, but not limited to, any of their customer or price lists.
     (b) Rouster’s Right To Elect to End Non-Competition Period. In the event that a Change in Control occurs, Rouster shall have the right to elect, within 120 days of such Change of Control, to terminate his employment with the Subsidiaries, effective as of 90 days after such election. The Non-Competition Period shall terminate effective as of the date of such termination. In the event of a termination under this clause (b), Rouster shall not be entitled to Severance Benefits except for the benefits set forth in Section 10(b) of this Agreement.
     (c) Scope of Restriction. Rouster agrees and acknowledges that the restrictions contained in this Section 9 are reasonable in scope and duration and are necessary to protect MTLM after the Commencement Date. If any provision of this Section 9 as applied to any party or to any circumstance is adjudged by a court to be invalid or unenforceable, the same shall in no way affect any other circumstance or the validity or enforceability of this Agreement. If any such provision, or any part thereof, is held to be unenforceable because of the duration of such provision or the area covered thereby, the parties agree that the court making such determination shall have the power to reduce the duration and/or area of such provision, and/or to delete specific words or phrases, and in its reduced form, such provision shall then be enforceable and shall be enforced. The parties agree and acknowledge that the breach of this Section 9 shall cause irreparable damage to MTLM and upon breach of any provision of this Section 9, MTLM shall be entitled to injunctive relief, specific performance or other equitable relief; provided, however, that this shall in no way limit any other remedies that MTLM may have (including, but not limited to, the right to seek monetary damages).
     10. Change of Control.
     (a) General. For purposes of this Agreement and with respect to any options, stock grants and stock appreciation rights issued under the Plan to Executive, “Change of Control” shall be deemed to mean a “change in control” of the Company of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended (the “1934 Act”), as in effect at the time of such “change in control,” provided that such a change in control shall be deemed to have occurred at such time as (1) any “person” (as that term is used in Sections 13(d) and 14(d)(2) of the 1934 Act) becomes after the effective date of this Agreement the beneficial owner (as defined in Rule 13d-3 under the 1934 Act) directly or indirectly of securities representing 45% or more of the combined voting power of the then outstanding securities for election of directors of the Company or any successor to the Company, (2) during any period of two consecutive years or less, individuals who at the beginning of such period constitute the MTLM Board cease, for any reason, to constitute at least a majority of the MTLM Board, unless the election or nomination for election of each person who was not a director at the beginning of such period was approved by vote of at least two-thirds of the directors then in office who were directors at the beginning of such period or who were directors previously so approved, (3) there is a dissolution or liquidation of the Company or any sale or disposition of 50% or more of the assets or business of the Company, or (4) there is a reorganization, merger, consolidation or share exchange (other than a reorganization, merger, consolidation, or share exchange with a wholly-owned subsidiary of the Company) of the Company unless (A) the persons who were the beneficial owners of the outstanding shares of the common stock of the Company immediately before the consummation of such transaction beneficially own more than 50% of the outstanding shares of the common stock of the successor or survivor corporation in such transaction immediately following the consummation of such transaction and (B) the shares of the common stock of such successor or survivor corporation beneficially owned by the persons described in clause (A) immediately following the consummation of such transaction are beneficially owned by each such person in substantially the same proportion that each such person had beneficially owned shares of Company common stock immediately before the consummation of such transaction.
     (b) Occurrence of a Change of Control Termination Election. Upon the occurrence of (i) a Change of Control and (ii) Rouster’s election to terminate this employment with the Subsidiaries, as set forth in Section 9(b) of this Agreement, Rouster shall be entitled to receive an amount equal to one year of Base Compensation Rouster was then receiving at the time of such termination and any unvested stock options or stock grants or any unvested long term incentive plan compensation, including, but not limited to the Options and the MTLM Restricted Stock, shall immediately become vested.
     11. Confidentiality of Information; Duty of Non-Disclosure. Rouster acknowledges and agrees that his employment with the Subsidiaries under this Agreement necessarily involves his understanding of and access to certain trade secrets and confidential information pertaining to the business of MTLM or any subsidiary or affiliate of MTLM. Accordingly, during the Employment Period, and until the expiration of the Non-Competition Period, Rouster shall not, directly or indirectly, without the prior written consent of MTLM, disclose to or use for the benefit of any person, corporation or other entity, or for himself any and all files, trade secrets or other confidential information concerning the internal affairs of MTLM or any subsidiary or affiliate of MTLM, including, but not limited to, confidential information pertaining to clients, services, products, earnings, finances, operations, methods or other activities; provided, however, that the foregoing shall not apply to information which is of public record or is generally known, disclosed or available to the general public or the industry generally. Further, Rouster shall not, directly or indirectly, remove or retain, without the express prior written consent of MTLM, and upon termination of this Agreement for any reason shall return to MTLM, any confidential figures, calculations, letters, papers, records, computer disks, computer print-outs, lists, documents, instruments, drawings, designs, programs, brochures, sales literature, or any copies thereof, or any information or instruments derived there from, or any other similar information of any type or description, however such information might be obtained or recorded, arising out of or in any way relating to the business of MTLM or any subsidiary or affiliate of MTLM or obtained as a result of his employment with the Subsidiaries. Rouster acknowledges that all of the foregoing are proprietary information, and are the exclusive property of MTLM. The covenants contained in this Section 11 shall survive the termination of this Agreement.
     12. Authority; Enforceability. MTLM has full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement, the performance by MTLM of its obligations hereunder have been duly and validly authorized by all necessary corporate action on the part of MTLM. This Agreement has been duly executed and delivered by MTLM and constitutes a valid and binding agreement of MTLM, enforceable against MTLM in accordance with its terms, subject to applicable bankruptcy, insolvency and other similar laws affecting the enforceability of creditors’ rights generally, general equitable principles and the discretion of courts in granting equitable remedies.
     13. Goodwill. MTLM has invested substantial time and money in the development of its products, services, territories, advertising and marketing thereof, soliciting clients and creating goodwill. By accepting employment with MTLM, Rouster acknowledges that the customers are the customers of MTLM and its subsidiaries and affiliates and that any goodwill created by Rouster belongs to and shall insure to the benefit of MTLM.

     14. Notices. Any notice or request to be given hereunder to either party hereto shall be deemed effective only if in writing and either (a) delivered personally or (b) sent by certified or registered mail, postage prepaid, to the following addresses or to such other address as either party may hereafter specify to the other by notice similarly served:
If to Rouster:
Harold J. Rouster
5184 Creek Stone Court
Mason, Ohio 45040
with a copy to:
Dorsey & Whitney LLP
Clifford S. Anderson, Esq.
50 South Sixth Street, Suite 1500
Minneapolis, Minnesota 55402
If to MTLM:
Metal Management, Inc.
500 North Dearborn Street
Suite 600
Chicago, Illinois 60610
Attn:Daniel W. Dienst
with a copy to:
King & Spalding LLP
E. William Bates, II, Esq.
1185 Avenue of the Americas
New York, New York 10036
     15. Assignment. This Agreement shall be binding upon and inure to the benefit of the successors and assigns of MTLM, whether by merger, sale of assets or otherwise. This Agreement shall be binding upon and inure to the benefit of Rouster’s heirs.
     16. Attorneys’ Fees. (a) Upon receipt by MTLM of statement for legal services from the attorneys representing Rouster, MTLM shall reimburse Rouster or pay on behalf of Rouster the reasonable and necessary attorneys’ fees and associated expenses incurred by Rouster in connection with the negotiation of this Agreement.
          (b) In the event suit or action is brought by any party under this Agreement to enforce or construe any of its terms, the prevailing party shall be entitled to recover, in addition to all other amounts and relief, its reasonable and necessary attorneys’ fees and associated expenses incurred at and in preparation for arbitration, trial, appeal and review.

     17. Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Illinois without reference to its choice-of-law principles.
     18. Venue. Any action at law, suit in equity or judicial proceeding arising directly, indirectly or otherwise in connection with, out of, related to or from this Agreement or any provision hereof shall be litigated only in the state courts of Illinois or the United States District Court for the Northern District of Illinois.
     19. Modification. No modification or waiver of any provision hereof shall be made unless it is in writing and signed by both of the parties hereto.
     20. Scope of Agreement. This Agreement constitutes the whole of the agreement between the parties on the subject matter, superseding all prior oral and written conversations, negotiations, understandings, and agreements in effect as of the date of this Agreement.
     21. Severability. To the extent that any provision of this Agreement may be deemed or determined to be unenforceable for any reason, such unenforceability shall not impair or affect any other provision, and this Agreement shall be interpreted so as to most fully give effect to its terms and still be enforceable.
     22. Survival. The parties expressly acknowledge and agree that the provisions of this Agreement that by their express or implied terms extend beyond the expiration of this Agreement or the termination of Rouster’s employment under this Agreement shall continue in full force and effect, notwithstanding Rouster’s termination of employment under this Agreement or the termination of this Agreement.
     23. Waivers. No failure on the part of either party to exercise, and no delay in exercising, any right or remedy under this Agreement shall operate as a waiver thereof; nor shall any single or partial exercise of any right or remedy under this Agreement preclude any other or further exercise thereof or the exercise of any other right or remedy granted hereby or by any related document or by law.
     24. Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

METAL MANAGEMENT, INC.
Dated: February 25, 2004	By	/s/ Daniel W. Dienst
Daniel W. Dienst
Chief Executive Officer

Dated: February 24, 2004	/s/ Harold J. Rouster
Harold J. Rouster

13